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                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

                  This AMENDMENT NO. 2 made as of the 22/nd/ day of November, 2002, between Boston Life Sciences, Inc., a Delaware corporation (the "Company"), and Continental Stock Transfer & Trust Company, a Delaware corporation ("Continental"), as Rights Agent under that certain Rights Agreement between the Company and Continental, dated as of September 11, 2001, as amended by Amendment No. 1 thereto dated as of November 13, 2001 (the "Rights Agreement').

                  WHEREAS, on September 11, 2001, the Board of Directors of the Company authorized the issuance of Rights (as defined in the Rights Agreement) to purchase, on the terms and subject to the provisions of the Rights Agreement, one one-thousandth of a share of the Company's Series D Preferred Stock (each, a "Right");

                  WHEREAS, on September 11, 2001, the Board of Directors of the Company authorized and declared a dividend distribution of one Right for every share of common stock of the Company outstanding on the Dividend Record Date (as defined in the Rights Agreement) and authorized the issuance of one Right (subject to certain adjustments) for each share of common stock of the Company issued between the Dividend Record Date and the Distribution Date (as defined in the Rights Agreement);

                  WHEREAS, the Distribution Date has not occurred; and

                  WHEREAS, pursuant to Section 27 of the Rights Agreement, the Board has approved an amendment to certain provision of the Rights Agreement as set forth below;

                  NOW, THEREFORE, the Rights Agreement is hereby amended as follows:

          1. Section 1(d) is hereby amended to add the following language as a new paragraph at the end of the section:

          "For purposes of any calculation under this Agreement of the percentage of outstanding shares of Common Stock of which a Person is the Beneficial Owner, any shares of Common Stock of which such Person is the Beneficial Owner that are not outstanding (such as shares underlying options, warrants, rights or convertible securities) shall be deemed to be outstanding."

          2. Section 1(a) is amended by deleting the phrase "or (v)" after clause (iv) and adding the following language:

          ", (v) an Exempt Person, or (vi)".

          3.      A new definition is added after Section 1(w) and before
Section 1(x) (with the sections following being renumbered accordingly) as follows:

          "(x) "Exempt Person" shall mean Ingalls & Snyder, L.L.C., a New York limited liability company, Ingalls & Snyder Value Partners, L.P., a New York limited partnership, or Robert L. Gipson, so long as such Persons, collectively, together with all Affiliates of such Persons, shall be the Beneficial Owner of less than 20% of the shares of Common Stock then outstanding."

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          4. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect.

          5. This Amendment No. 2 may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one in the same document.



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         IN WITNESS WHEREOF, the parties hereto have executed this Amendment No.
2 as of the day and year first above written.

                            BOSTON LIFE SCIENCES, INC.



                            By:     /s/ Robert J. Rosenthal
                               ----------------------------
                                     Name: Robert J. Rosenthal
                                     Title: President


                            CONTINENTAL STOCK TRANSFER
                            & TRUST COMPANY



                            By:     /s/ Steven Nelson
                               ----------------------------
                                     Name: Steven Nelson
                                     Title: Chairman of the Board and Secretary